Exhibit 99.1

August 13, 2009

FOR IMMEDIATE RELEASE

RAYMOND JAMES ANNOUNCES PRICING
OF PUBLIC OFFERING OF SENIOR NOTES

ST. PETERSBURG, Fla. – Raymond James Financial, Inc. (NYSE-RJF) today announced the pricing of a registered underwritten public offering of $300,000,000 in aggregate principal amount of its 8.60% senior notes due 2019 at a public offering price of 99.983% of principal amount. Raymond James will pay interest on the notes semi-annually on February 15 and August 15 beginning on February 15, 2010. The net proceeds of the offering are expected to fund capital contribution(s) to Raymond James Bank, FSB and to fund future growth of Raymond James’ domestic broker/dealer subsidiaries as well as be employed as working capital.
J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. acted as joint bookrunners for the offering; Keefe, Bruyette & Woods, Inc. and Raymond James & Associates, Inc. acted as co-managers. The public offering is being made by means of a prospectus. Raymond James has filed a registration statement including a prospectus with the Securities and Exchange Commission (SEC) for the offering to which this announcement relates. These documents are available for free at sec.gov. Alternatively, the issuer, underwriter or any dealer participating in the offering will provide the relevant prospectus upon request. Contact J.P. Morgan Securities Inc. collect at 212-834-4533, or Citigroup Global Markets Inc. at 877-858-5407. A copy of the preliminary prospectus is also available for no charge at sec.gov.
This press release contains statements that do not directly or exclusively relate to historical facts. These types of statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on assumptions and are subject to risks, uncertainties and other factors that could cause the company’s actual results to differ materially from expectations. You should read and interpret any forward-looking statements together with the risk factors contained under the caption “Risk Factors” in the prospectus supplement for the offering to which this release relates and the company’s other SEC filings. Any forward-looking statement speaks only as of the date on which that statement is made. The company will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

About Raymond James Financial
Raymond James Financial, Inc. (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have more than 5,300 financial advisors serving approximately 1.8 million accounts in approximately 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $196 billion, of which approximately $29 billion are managed by the firm’s asset management subsidiaries. The firm’s website is raymondjames.com.

For more information, contact Anthea Penrose at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media